EXHIBIT 12
                                                                    ----------


                            DOW CORNING CORPORATION
                            -----------------------
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                           (in millions of dollars)

                                                               Three months
                                                              ended March 31,
                                                             1994        1993
                                                            ------      ------

Earnings:

     Income from continuing operations before income
       taxes and minority interest                          $66.4       $50.9


     Less:
       Equity in earnings (losses) of less than
         50%-owned companies in excess of distributed
         income                                              (0.1)       (0.6)

     Add:
       Fixed charges                                         22.2        15.3
       Amortization of capitalized interest                   2.4         2.4

     Deduct:
       Interest capitalized during the period                 2.4         2.8
                                                            -----       -----


Earnings for computation purposes                           $88.7       $66.4
                                                            =====       =====


Fixed charges:

     Interest on indebtedness, expensed or capitalized      $18.5       $11.3
     Portion of rents representative of the interest
       factor                                                 3.5         3.9
     Amortization of debt expense                             0.2         0.1
                                                            -----       -----


Fixed charges for computation purposes                      $22.2       $15.3
                                                            =====       =====


Ratio of earnings to fixed charges                            4.0         4.3
                                                            =====       =====